Worthington Industries Increases Quarterly Dividend; Authorizes Share Repurchase

COLUMBUS, OH – March 24, 2021 -- The board of directors of Worthington Industries, Inc. (NYSE: WOR) has declared a quarterly dividend of $0.28 per share, an increase of $0.03 per share from the prior quarter. The dividend is payable on June 29, 2021, to shareholders of record June 15, 2021. Worthington has paid a quarterly dividend since it became a public company in 1968 and this marks the 11th consecutive year the Company has increased its dividend.

In addition, the board of directors authorized the repurchase of up to an additional 5,618,464 of the Company's common shares, increasing the total number of common shares available for repurchase to 10,000,000.

About Worthington Industries

Worthington Industries (NYSE:WOR) is a leading industrial manufacturing company delivering innovative solutions to customers that span many industries including transportation, construction, industrial, agriculture, retail and energy. Worthington is North America’s premier value-added steel processor and producer of laser welded products; and a leading global supplier of pressure cylinders and accessories for applications such as fuel storage, water systems, outdoor living, tools and celebrations. The Company’s brands, primarily sold in retail stores, include Coleman®, Bernzomatic®, Balloon Time®, Mag Torch®, Well-X-Trol®, General®, Garden-Weasel®, Pactool International® and Hawkeye™. Worthington’s WAVE joint venture with Armstrong is the North American leader in innovative ceiling solutions.

Headquartered in Columbus, Ohio, Worthington operates 50 facilities in 15 states and seven countries, sells into over 90 countries and employs approximately 8,000 people. Founded in 1955, the Company follows a people-first philosophy with earning money for its shareholders as its first corporate goal. Relentlessly finding new ways to drive progress and practicing a shared commitment to transformation, Worthington makes better solutions possible for customers, employees, shareholders and communities.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act"). Statements by the Company which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks, uncertainties and impacts related to COVID-19 and the various actions taken in connection therewith, and risks described from time to time in the Company's filings with the Securities and Exchange Commission.

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